Exhibit 99.1

Motorola Solutions Reports Fourth-Quarter and Full-Year Financial Results
Company achieves record full-year revenue, earnings, cash flow and ending backlog

•Sales of $3.4 billion, up 12% from Q4 in the prior year; up 8% for full year
◦Products and Systems Integration sales grew 11% in Q4; up 5% for full year
◦Software and Services sales grew 15% in Q4; up 13% for full year
•GAAP Q4 earnings per share (EPS) of $3.86, up 8%; $12.75 for full year, up 38%
•Non-GAAP Q4 EPS* of $4.59, up 14%; $15.38 for full year, up 11%
•Generated $1.3 billion of operating cash flow in Q4; $2.8 billion for full year, up 19%
•Repurchased $490 million of shares and paid $182 million in dividends in Q4
•Record ending backlog of $15.7 billion, up $1 billion versus the prior year, driven by record orders

CHICAGO - February 11, 2026 - Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the fourth quarter and full year of 2025.

“Our outstanding 2025 performance demonstrates the resilience and strength of our business,” said Greg Brown, chairman and CEO, Motorola Solutions. “We had record sales, earnings and cash flow. Our record backlog and strong demand gives us continued momentum for another excellent year."

KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Fourth Quarter			Full Year
	Q4 2025	Q4 2024	% Change	2025	2024	% Change
Sales	$3,380	$3,010	12%	$11,682	$10,817	8%
GAAP
Operating Earnings	$944	$814	16%	$2,988	$2,688	11%
% of Sales	27.9%	27.0%		25.6%	24.8%
EPS	$3.86	$3.56	8%	$12.75	$9.23	38%
Non-GAAP*
Operating Earnings	$1,086	$916	19%	$3,537	$3,142	13%
% of Sales	32.1%	30.4%		30.3%	29.0%
EPS	$4.59	$4.04	14%	$15.38	$13.84	11%
Products and Systems Integration Segment
Sales	$2,158	$1,949	11%	$7,253	$6,883	5%
GAAP Operating Earnings	$588	$541	9%	$1,761	$1,676	5%
% of Sales	27.2%	27.8%		24.3%	24.3%
Non-GAAP Operating Earnings*	$667	$594	12%	$2,098	$1,931	9%
% of Sales	30.9%	30.5%		28.9%	28.1%
Software and Services Segment
Sales	$1,222	$1,061	15%	$4,429	$3,934	13%
GAAP Operating Earnings	$356	$273	30%	$1,227	$1,012	21%
% of Sales	29.1%	25.7%		27.7%	25.7%
Non-GAAP Operating Earnings*	$419	$322	30%	$1,439	$1,211	19%
% of Sales	34.3%	30.3%		32.5%	30.8%
*Non-GAAP financial information excludes the after-tax impact of approximately $0.73 for Q4 and $2.63 for FY per diluted share related to highlighted items, including share-based compensation expense and intangible assets amortization expense. Details regarding these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECT FOURTH-QUARTER FINANCIAL RESULTS
•Revenue - Fourth-quarter sales were $3.4 billion, up 12% from the year-ago quarter driven by growth in International and North America. Revenue from acquisitions was $188 million and the impact of favorable foreign currency rates was $30 million. The Products and Systems Integration segment grew 11% with growth in Mission Critical Networks ("MCN") and Video Security and Access Control ("Video"). The Software and Services segment grew 15% driven by growth in all three technologies.
•Operating margin - GAAP operating margin was 27.9% of sales, up from 27.0% in the year-ago quarter and non-GAAP operating margin was 32.1% of sales, up from 30.4% in the year-ago quarter. The increase in both GAAP and non-GAAP operating margin was driven by higher sales, favorable mix and improving operating leverage, partially offset by higher tariffs.
•Taxes - The GAAP effective tax rate was 24.5%, up from 22.2% in the year-ago quarter and the non-GAAP effective tax rate was 23.6%, up from 22.0% in the year-ago quarter, driven by lower benefits from share-based compensation recognized in the current quarter.
•Cash flow - Operating cash flow was $1.3 billion during the quarter, compared with $1.1 billion in the year-ago quarter and free cash flow was $1.1 billion in the quarter, compared with $1.0 billion in the year-ago quarter. Both the operating cash flow and free cash flow for the quarter increased primarily due to higher earnings, net of non-cash charges.
•Capital allocation - During the quarter, the company repurchased $490 million of its common stock at an average price of $402.40, paid $182 million in dividends and invested $114 million in capital expenditures. Additionally, the company closed the acquisition of Blue Eye, a provider of AI-powered enterprise remote video monitoring services, for $79 million, net of cash acquired, and repaid $179 million of short-term borrowings, primarily commercial paper.
Subsequent to quarter end the company repaid $200 million of the $1.5 billion term loans issued to fund the Silvus acquisition, leaving a balance of $1.3 billion outstanding.

OTHER SELECT FULL-YEAR FINANCIAL RESULTS
•Revenue - Full-year sales were $11.7 billion, up 8% driven by growth in North America and International. Revenue from acquisitions was $382 million and the impact of favorable foreign currency rates was $35 million. The Products and Systems Integration segment increased 5% driven by growth in MCN and Video. The Software and Services segment increased 13% driven by growth in all three technologies.
•Operating margin - For the full year, GAAP operating margin was 25.6% of sales, compared to 24.8% for the prior year driven primarily by higher sales, improved operating leverage, and a recovery related to the Hytera litigation, partially offset by higher expenses associated with acquisitions and higher employee incentive costs. Non-GAAP operating margin was 30.3% of sales, up from 29.0% in the prior year driven by higher sales, favorable mix and improved operating leverage.
•Taxes - The 2025 GAAP effective tax rate was 23.2%, compared with 19.8% in the prior year driven by the utilization of foreign tax credit carryovers, partially offset by the non-deductible loss on the extinguishment of Silver Lake convertible debt, both in the prior year. The non-GAAP effective tax rate was 22.3%, up from 22.0% in the previous year.
•Cash flow - The company generated record operating cash flow of $2.8 billion, up 19% versus the prior year, and record free cash flow of $2.6 billion, up 21% versus the prior year. The increase in both operating and free cash flow was primarily driven by higher earnings, net of non-cash charges.

•Capital allocation - In 2025, the company closed four acquisitions for $4.9 billion, net of cash acquired, repurchased $1.2 billion of its common stock at an average price of $420.21 per share, paid $728 million in dividends and invested $265 million in capital expenditures. In addition, the company issued $2 billion of long-term senior notes and entered into $1.5 billion of term loans to fund the Silvus acquisition and settled $322 million of debentures due in 2025. Subsequent to the year, the company repaid $200 million of the $1.5 billion term loans issued to fund the Silvus acquisition, leaving a balance of $1.3 billion outstanding.
Additionally, in 2025 the company entered into a new five-year $2.25 billion revolving credit facility maturing in April 2030, replacing the prior $2.25 billion revolving credit facility which was scheduled to mature in March 2026.
•Backlog - The company ended the year with record backlog of $15.7 billion, up $1 billion from the prior year, inclusive of $458 million of favorable foreign currency rates. Products and Systems Integrations segment backlog was down 8% or $323 million primarily driven by strong MCN shipments during the first half of the year. Software and Services segment backlog was up 13%, or $1.4 billion, driven by strong demand in all three technologies and favorable foreign currency rates of $381 million.

NOTABLE WINS & ACHIEVEMENTS IN Q4

Products and Systems Integration
•$180 million P25 system expansion for the State of Tennessee
•$162 million P25 device and body-worn assistant (SVX) order for a U.S. federal customer
•$81 million TETRA system for a customer in North Africa
•$20 million Silvus order for an unmanned systems provider
•$20 million fixed video order for a customer in Argentina

Software and Services
•$201 million ten-year P25 services renewal for the State of Maryland
•$86 million command center order for an international customer
•$79 million P25 services and command center order for Prince George County, MD
•$61 million TETRA services order for the London Underground, U.K.
•$29 million TETRA services order for a European customer

BUSINESS OUTLOOK
•First-quarter 2026 - The company expects revenue growth between 6% and 7% compared to the first quarter of 2025. The company expects non-GAAP EPS in the range of $3.20 to $3.25 per share. This assumes approximately 168 million fully diluted shares and a non-GAAP effective tax rate of approximately 20.5%.
•Full-year 2026 - The company expects revenue of approximately $12.7 billion and non-GAAP EPS in the range of $16.70 to $16.85 per share. This assumes approximately 168 million fully diluted shares and a non-GAAP effective tax rate of approximately 22.5%.

The company has not quantitatively reconciled its guidance for forward-looking non-GAAP measurements in this news release to their most comparable GAAP measurements because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial measurement is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

RECENT EVENTS
MACROECONOMIC ENVIRONMENT UPDATE
The current global trade environment is complex and evolving. In 2025, the U.S. initiated a series of trade actions which imposed new tariffs and increased existing tariffs on goods imported from various countries, contributing to a global trade landscape subject to evolving tariffs, import/export regulations, including restrictions around rare earth minerals, trade barriers and trade disputes. The company continues to monitor the impact of the current trade environment, including tariffs implemented under the International Emergency Economic Powers Act (IEEPA), for the impacts of policy volatility, pending judicial outcomes, and evolving geopolitical events that may impact its supply chain costs and operational efficiency. In addition, the company is observing shifting dynamics in the memory market driven by substantial demand from the AI data center sector. As a result, the company continues to observe elevated volatility and uncertainty around the global supply chain.

The company engages with global suppliers across a diverse network of locations around the world, and continues to work with its global supply base to mitigate its exposure to the risks to global reciprocal (and sectoral) tariffs, navigate import/export regulations that have developed, and which may continue to develop, and mitigate its exposure to rising costs to facilitate continued supply at levels in order to meet its current customer demand. As a result of the dynamic global supply chain environment, the company has experienced increased costs on materials and components, which it has substantially mitigated during 2025 and for which it expects to continue to develop mitigation actions going forward.

The company continues to see demand for its products and services supported by a multitude of funding sources. In July 2025, the “One Big Beautiful Bill Act” (“OBBBA”) was enacted into law by the President of the United States, which provided a number of changes including funding over the next four years for border security, national security and other opportunities. The company expects OBBBA to provide an additional source of funding to its federal government customers over the four-year period available through OBBBA.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Standard Time (5 p.m. U.S. Eastern Standard Time) on Wednesday, February 11. The conference call will be webcast live with audio and slides at www.motorolasolutions.com/investors. An archive of the webcast will be available for a limited period of time thereafter.
CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Net sales	$3,380	$3,010	$11,682	$10,817
Gross margin	1,768	1,548	6,035	5,512
Operating earnings	944	814	2,988	2,688
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	649	611	2,154	1,577
Diluted EPS from continuing operations	$3.86	$3.56	$12.75	$9.23
Weighted average diluted common shares outstanding	168.1	171.4	169.0	170.8

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP") included in this news release, Motorola Solutions also has included non-GAAP measurements of results, including free cash flow, non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin, non-GAAP net earnings attributable to MSI, non-GAAP tax rate, organic revenue. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period-to-period and allow better comparisons of operating performance to that of its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate performance of its businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes these measurements enable it to make better period-to-period evaluations of the financial performance of its core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, GAAP measurements.

Reconciliations: Details and reconciliations of such non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this news release.

Free cash flow: Free cash flow represents net cash provided by operating activities less capital expenditures. The company believes that free cash flow is useful to investors as the basis for comparing its performance and coverage ratios with other companies in the company's industries, although the company's measure of free cash flow may not be directly comparable to similar measures used by other companies. This measure is also used as a component of incentive compensation.

Organic Revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters.  The company believes organic revenue provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin and non-GAAP net earnings attributable to MSI each excludes highlighted items, including share-based compensation expenses and intangible assets amortization expense, as follows:

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction fees, tangible and intangible asset impairments, reorganization of business charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, gains and losses on the extinguishment of debt, adjustments to contingent earnout and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: In 2017, the company filed a complaint against Hytera Communications Corporation Limited of Shenzhen, China; Hytera America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”), in the U.S. District Court for Northern District of Illinois (the "District Court"), alleging trade secret theft and copyright infringement, and seeking injunctive relief. In 2020, a jury decided in the company's favor and awarded the company $543.7 million, plus $51.1 million in pre-judgment interest and $2.6 million in costs, as well as $34.2 million in attorneys' fees.

Subsequently, the District Court ordered Hytera to pay the company a forward-looking reasonable royalty on products ("I-Series") that use the company’s stolen trade secrets, setting royalty rates for Hytera's sale of relevant products from July 1, 2019 forward. In 2024, amounts paid into escrow of approximately $61 million were released to the company and recorded as a gain within Other charges within the Consolidated Statement of Operations. Hytera made quarterly de minimis royalty payments related to the I-Series products directly to the company in 2025.

Following the initial District Court judgment in the company's favor, both parties appealed to the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals"). On July 2, 2024, the Court of Appeals affirmed the District Court's award of $407.4 million in damages under the Defend Trade Secrets Act, directed the District Court to recalculate and reduce its award of $136.3 million in copyright infringement damages, and instructed the District Court to reconsider its denial of the company's request for an injunction. In all other respects, the Court of Appeals affirmed the judgment of the District Court. On October 4, 2024, the Court of Appeals denied Hytera's motion for rehearing. The case was remanded to the District Court for further action per the Court of Appeals' decision. On January 2, 2025, Hytera filed a petition for writ of certiorari with the Supreme Court of the United States, which was subsequently denied on February 24, 2025. The issues of copyright recalculation, turnover of Hytera assets to the company, and injunction are currently briefed. On October 14-15, 2025, the District Court held hearings on these issues, but has not yet issued any rulings.

In 2025, Hytera made payments towards amounts awarded to the company and owed by Hytera pursuant to court orders related to I-Series products. In 2025, Hytera made payments of $157 million, of which the company received $141 million, net of withholding taxes. Subsequent to year-end, in January 2026, Hytera made a payment of $40 million, of which the company received $36 million, net of withholding taxes. These payments were recorded as a gain within Other charges within the Consolidated Statement of Operations. The company continues to seek collection of the judgment through the ongoing legal process.

In 2024, the parties engaged in competing litigation in the District Court and a court in China related to the possible continued use by Hytera of the company’s trade secrets in Hytera’s currently shipping products ("H-Series"). On April 2, 2024, the District Court held Hytera in civil contempt, and issued a worldwide sales injunction of certain H-Series products and a daily fine for Hytera's failure to withdraw its competing litigation in China. On April 16, 2024, the Court of Appeals granted Hytera's motion for an emergency stay of the contempt sanctions, pending its review of the District Court's various orders related to the competing litigation and contempt sanctions.

The District Court held hearings in August 2024, concerning whether Hytera's currently shipping H-Series products continue to misuse the company's trade secrets and copyrighted source code. On August 25, 2025, the District Court held Hytera in civil contempt for violation of the District Court’s royalty order and ordered Hytera to pay the Company approximately $70 million for unpaid royalties and interest for Hytera’s continued use of the Company’s trade secrets and copyrighted source code in Hytera's H-Series products. The District Courts subsequently ordered Hytera to pay additional royalties of $31 million accrued from the August 2024 hearings and the August 25, 2025 order. Hytera has appealed the District Court’s order to the Court of Appeals. Hytera’s appeal does not automatically stay its obligation to pay the $101 million. On October 14-15, 2025, the District Court heard arguments on whether Hytera must pay the $101 million into escrow, or directly to the Company as a payment towards amounts awarded to the Company and owed by Hytera pursuant to prior court orders, but has not yet issued a ruling.

Management typically considers legal expenses associated with defending the company's intellectual property as “normal and recurring.” Since 2020, the company has believed that Hytera-related legal expenses have not been part of its “normal and recurring” legal expenses incurred to operate its business and has accordingly excluded such expenses from its GAAP operating Income. In addition, as any contingent or actual gains associated with the Hytera litigation are recognized, they will be similarly excluded from the company's non-GAAP operating income, consistent with the company's treatment of the approximately $61 million realized in 2024 and $157 million realized in 2025. The company believes after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates the company's ongoing underlying business performance.

Share-based compensation expenses: The company has excluded share-based compensation expense from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expense primarily because it represents a significant non-cash expense. Share-based compensation expense will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net earnings measurements, primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

FORWARD LOOKING STATEMENTS
This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the first quarter and full-year of 2026; the impact of changes in the global trade environment (including tariffs), geopolitical events and volatility in the global supply chain on our business, and our actions in response thereto; and the impact of the "One Big Beautiful Bill Act" on our business and federal government customers. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions’ 2024 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com/investors, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (i) impact of current global economic and political conditions in the markets in which we operate; (ii) increased areas of risk, increased competition and additional compliance obligations associated with the introduction of new or enhanced products and services in our segments; (iii) challenges relating to the use of artificial intelligence ("AI") in our products and services; (iv) impact of catastrophic events on our business or our customers' or suppliers' business; (v) the effectiveness of our strategic acquisitions, including the integrations of such acquired businesses; (vi) the inability of our products to meet our customers’ expectations or regulatory or industry standards, or actual or perceived systems or service failures of our products and services; (vii) our inability to purchase a sufficient amount of materials, parts, and components, as well as software and services, at acceptable prices to meet the demands of our customers, and any disruption to our suppliers or significant increase in the price of supplies; (viii) risks related to our large, multi-year system and services contracts; (ix) the global nature of our employees, customers, suppliers and outsource partners; (x) our use of third-parties to develop, design and/or manufacture many of our components and some of our products, and to perform portions of our business operations; (xi) the inability of our subcontractors to perform in a timely and compliant manner or adhere to our Human Rights Policy; (xii) inability to attract and retain senior management and key employees; (xiii) evolving and sometimes conflicting expectations from investors, customers, lawmakers, regulators and other stakeholders regarding social and sustainability considerations and disclosures; (xiv) challenges relating to existing or future legislation and regulations pertaining to AI, AI-enabled products and the use of biometrics and other video analytics; (xv) the impact, including increased costs and potential liabilities, associated with changes in laws and regulations regarding cybersecurity, privacy, data protection, data sovereignty and information security; (xvi) the impact of government regulation of radio frequencies; (xvii) regulations, laws and other compliance requirements and risks applicable to our U.S. government customer contracts and grants; (xviii) the impact, including increased costs and additional compliance obligations, associated with existing or future telecommunications-related laws and regulations; (xix) impact of product regulatory and safety, consumer, worker safety and environmental product compliance and remediation laws; (xx) impact of tax matters; (xxi) increased cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our outsource partners, suppliers or customers; (xxii) our inability to protect our intellectual property or potential infringement of intellectual property rights of third parties; (xxiii) risks relating to intellectual property licenses and intellectual property indemnities in our customer and supplier contracts; (xxiv) our license of the MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M logo and all derivatives and formatives thereof from Motorola Trademark Holdings, LLC; (xxv) inability to access the capital markets for financing on acceptable terms and conditions; (xxvi) exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars; (xxvii) impact of returns on pension and retirement plan assets and interest rate changes; and (xxviii) the return of capital to shareholders through dividends and/or repurchasing shares. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

ABOUT MOTOROLA SOLUTIONS | SOLVING FOR SAFER
Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2026 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amount)

	Three Months Ended
	December 31, 2025	December 31, 2024
Net sales from products	$2,038	$1,815
Net sales from services	1,342	1,195
Net sales	3,380	3,010
Costs of products sales	828	733
Costs of services sales	784	729
Costs of sales	1,612	1,462
Gross margin	1,768	1,548
Selling, general and administrative expenses	499	487
Research and development expenditures	270	246
Other charges	(37)	(38)
Intangibles amortization	92	39
Operating earnings	944	814
Other income (expense):
Interest expense, net	(110)	(56)
Other, net	27	29
Total other expense	(83)	(27)
Net earnings before income taxes	861	787
Income tax expense	211	175
Net earnings	650	612
Less: Earnings attributable to noncontrolling interests	1	1
Net earnings attributable to Motorola Solutions, Inc.	$649	$611
Earnings per common share:
Basic	$3.90	$3.66
Diluted	$3.86	$3.56
Weighted average common shares outstanding:
Basic	166.2	167.1
Diluted	168.1	171.4

	Percentage of Net Sales*
Net sales from products	60.3%	60.3%
Net sales from services	39.7%	39.7%
Net sales	100.0%	100.0%
Costs of products sales	40.6%	40.4%
Costs of services sales	58.4%	61.0%
Costs of sales	47.7%	48.6%
Gross margin	52.3%	51.4%
Selling, general and administrative expenses	14.8%	16.2%
Research and development expenditures	8.0%	8.2%
Other charges	(1.1)%	(1.3)%
Intangibles amortization	2.7%	1.3%
Operating earnings	27.9%	27.0%
Other income (expense):
Interest expense, net	(3.3)%	(1.9)%
Other, net	0.8%	1.0%
Total other expense	(2.5)%	(0.9)%
Net earnings before income taxes	25.5%	26.1%
Income tax expense	6.2%	5.8%
Net earnings	19.2%	20.3%
Less: Earnings attributable to non-controlling interests	—%	—%
Net earnings attributable to Motorola Solutions, Inc.	19.2%	20.3%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Years Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Net sales from products	$6,770	$6,454	$5,814
Net sales from services	4,912	4,363	4,164
Net sales	11,682	10,817	9,978
Costs of products sales	2,776	2,674	2,591
Costs of services sales	2,871	2,631	2,417
Costs of sales	5,647	5,305	5,008
Gross margin	6,035	5,512	4,970
Selling, general and administrative expenses	1,870	1,752	1,561
Research and development expenditures	970	917	858
Other charges	(27)	3	80
Intangibles amortization	234	152	177
Operating earnings	2,988	2,688	2,294
Other income (expense):
Interest expense, net	(302)	(227)	(216)
Other, net	126	(489)	68
Total other expense	(176)	(716)	(148)
Net earnings before income taxes	2,812	1,972	2,146
Income tax expense	652	390	432
Net earnings	2,160	1,582	1,714
Less: Earnings attributable to noncontrolling interests	6	5	5
Net earnings attributable to Motorola Solutions, Inc.	$2,154	$1,577	$1,709

Earnings per common share:
Basic	$12.93	$9.45	$10.23
Diluted	$12.75	$9.23	$9.93
Weighted average common shares outstanding:
Basic	166.6	166.8	167.0
Diluted	169.0	170.8	172.1

	Percentage of Net Sales*
Net sales from products	58.0%	59.7%	58.3%
Net sales from services	42.0%	40.3%	41.7%
Net sales	100.0%	100.0%	100.0%
Costs of products sales	41.0%	41.4%	44.6%
Costs of services sales	58.4%	60.3%	58.0%
Costs of sales	48.3%	49.0%	50.2%
Gross margin	51.7%	51.0%	49.8%
Selling, general and administrative expenses	16.0%	16.2%	15.6%
Research and development expenditures	8.3%	8.5%	8.6%
Other charges	(0.2)%	—%	0.8%
Intangibles amortization	2.0%	1.4%	1.8%
Operating earnings	25.6%	24.8%	23.0%
Other income (expense):
Interest expense, net	(2.6)%	(2.1)%	(2.2)%
Other, net	1.1%	(4.5)%	0.7%
Total other expense	(1.5)%	(6.6)%	(1.5)%
Net earnings before income taxes	24.1%	18.2%	21.5%
Income tax expense	5.6%	3.6%	4.3%
Net earnings	18.5%	14.6%	17.2%
Less: Earnings attributable to noncontrolling interests	0.1%	—%	0.1%
Net earnings attributable to Motorola Solutions, Inc.	18.4%	14.6%	17.1%
* Percentages may not add up due to rounding

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$1,165	$2,102
Accounts receivable, net	2,200	1,952
Contract assets	1,574	1,230
Inventories, net	983	766
Other current assets	378	429
Total current assets	6,300	6,479
Property, plant and equipment, net	1,165	1,022
Operating lease assets	581	529
Investments	187	135
Deferred income taxes	761	1,280
Goodwill	6,800	3,526
Intangible assets, net	3,104	1,249
Other assets	491	375
Total assets	$19,389	$14,595
Liabilities and Stockholders' Equity
Current portion of long-term debt	$—	$322
Short-term borrowings	749	—
Accounts payable	1,134	1,018
Contract liabilities	2,265	2,072
Accrued liabilities	1,930	1,643
Total current liabilities	6,078	5,055
Long-term debt	8,413	5,675
Operating lease liabilities	471	427
Other liabilities	2,000	1,719
Total Motorola Solutions, Inc. stockholders’ equity	2,410	1,703
Noncontrolling interests	17	16
Total liabilities and stockholders’ equity	$19,389	$14,595

GAAP-4

Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	December 31, 2025	December 31, 2024
Operating
Net earnings	$650	$612
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	143	87
Non-cash other charges	7	4
Share-based compensation expenses	80	63
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(174)	(125)
Inventories	(38)	41
Other current assets and contract assets	9	66
Accounts payable, accrued liabilities, and contract liabilities	560	427
Other assets and liabilities	20	(46)
Deferred income taxes	(1)	(59)
Net cash provided by operating activities	1,256	1,070
Investing
Acquisitions and investments, net	(81)	(22)
Proceeds from sales of investments	3	2
Capital expenditures	(114)	(87)
Net cash used for investing activities	(192)	(107)
Financing
Repayment of short-term borrowings	(179)	—
Issuances of common stock, net of tax	50	57
Purchases of common stock	(490)	(106)
Payment of dividends	(182)	(164)
Net cash used for financing activities	(801)	(213)
Effect of exchange rate changes on cash and cash equivalents	8	(52)
Net increase in cash and cash equivalents	271	698
Cash and cash equivalents, beginning of period	894	1,404
Cash and cash equivalents, end of period	$1,165	$2,102

GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	Years Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Operating
Net earnings	$2,160	$1,582	$1,714
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	425	336	356
Non-cash other charges	3	16	14
Exit of video manufacturing operations	—	—	24
Share-based compensation expenses	293	243	212
Loss from the extinguishment of Silver Lake Convertible Debt	—	585	—
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(173)	(246)	(180)
Inventories	(145)	62	200
Other current assets and contract assets	(221)	(213)	(82)
Accounts payable, accrued liabilities, and contract liabilities	280	302	(144)
Other assets and liabilities	121	(61)	(38)
Deferred income taxes	94	(215)	(32)
Net cash provided by operating activities	2,837	2,391	2,044
Investing
Acquisitions and investments, net	(4,916)	(290)	(180)
Proceeds from sales of investments	17	40	19
Capital expenditures	(265)	(257)	(253)
Net cash used for investing activities	(5,164)	(507)	(414)
Financing
Net proceeds from issuance of debt	2,733	1,288	—
Net proceeds from short-term borrowings	923	—	—
Repayment of debt	(322)	(1,906)	(1)
Repayment of short-term borrowings	(179)	—	—
Revolving credit facility renewal fees	(5)	—	—
Issuances of common stock, net of tax	46	75	104
Purchases of common stock	(1,154)	(247)	(804)
Payment of dividends	(728)	(654)	(589)
Payment of dividends to noncontrolling interest	(5)	(4)	(5)
Net cash provided by (used for) financing activities	1,309	(1,448)	(1,295)
Effect of exchange rate changes on cash and cash equivalents	81	(39)	45
Net increase (decrease) in cash and cash equivalents	(937)	397	380
Cash and cash equivalents, beginning of period	2,102	1,705	1,325
Cash and cash equivalents, end of period	$1,165	$2,102	$1,705

Non-GAAP-1

Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In millions)

	Three Months Ended		Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$1,256	$1,070	$2,837	$2,391
Capital expenditures	(114)	(87)	(265)	(257)
Free cash flow	$1,142	$983	$2,572	$2,134

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Earnings Attributable to MSI to Non-GAAP Net Earnings Attributable to MSI
(In millions)

		Three Months Ended		Years Ended
	Statement Line	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net earnings attributable to MSI		$649	$611	$2,154	$1,577
Non-GAAP adjustments before income taxes:
Intangible assets amortization expense	Intangibles amortization	$92	$39	$234	$152
Share-based compensation expenses	Cost of sales, SG&A and R&D	80	63	293	243
Reorganization of business charges	Cost of sales and Other charges (income)	15	17	60	38
Legal settlements	Other charges (Income)	8	—	15	7
Acquisition-related transaction fees	Other charges (income)	4	8	66	20
Assessments of uncertain tax positions	Interest income, net	4	—	6	22
Hytera-related legal expenses	SG&A	3	31	34	45
Environmental reserve expense	Other charges (income)	2	2	2	2
Fair value adjustments to equity investments	Other (income) expense	2	1	(19)	5
Investment impairments	Other (income) expense	1	—	4	3
Operating lease asset impairments	Other charges (income)	1	1	2	6
Loss on financing issuance costs	Other (income) expense)	—	—	2	—
Fixed asset impairments	Other charges (income)	—	2	—	2
Loss from the extinguishment of Silver Lake Convertible Debt	Other (income) expense	—	—	—	585
Gain on Hytera litigation	Other charges (income)	(63)	(61)	(157)	(61)
Total Non-GAAP adjustments before income taxes		$149	$103	$542	$1,069
Income tax expense on Non-GAAP adjustments		27	21	97	280
Total Non-GAAP adjustments after income taxes		122	82	445	789
Non-GAAP Net earnings attributable to MSI		$771	$693	$2,599	$2,366

Motorola Solutions, Inc. and Subsidiaries
Calculation of Non-GAAP Tax Rate
(In millions)

	Three Months Ended		Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net earnings before income taxes	$861	$787	$2,812	$1,972
Total Non-GAAP adjustments before income taxes*	149	103	542	1,069
Non-GAAP Net earnings before income taxes	1,010	890	3,354	3,041
Income tax expense	211	175	652	390
Income tax expense on Non-GAAP adjustments**	27	21	97	280
Total Non-GAAP Income tax expense	238	196	749	670
Non-GAAP Tax rate	23.6%	22.0%	22.3%	22.0%
*See reconciliation on Non-GAAP-2 table above for detail on Non-GAAP adjustments before income taxes
**Income tax impact of highlighted items

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share*

			Three Months Ended		Years Ended
		Statement Line	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Earnings per share attributable to MSI			$3.86	$3.56	$12.75	$9.23
Non-GAAP adjustments before income taxes:
Intangible assets amortization expense		Intangibles amortization	$0.55	$0.23	$1.39	$0.89
Share-based compensation expenses		Cost of sales, SG&A and R&D	0.47	0.37	1.73	1.42
Reorganization of business charges		Cost of sales and Other charges (income)	0.09	0.10	0.36	0.22
Legal settlements		Other charges (Income)	0.05	—	0.09	0.04
Acquisition-related transaction fees		Other charges (income)	0.02	0.04	0.39	0.12
Assessments of uncertain tax positions		Interest income, net	0.02	—	0.04	0.13
Hytera-related legal expenses		SG&A	0.02	0.18	0.20	0.27
Environmental reserve expense		Other charges (income)	0.01	0.01	0.01	0.01
Fair value adjustments to equity investments		Other (income) expense	0.01	0.01	(0.11)	0.03
Investment impairments		Other (income) expense	0.01	—	0.02	0.02
Operating lease asset impairments		Other charges (income)	0.01	0.01	0.01	0.04
Loss on financing issuance costs	0	Other (income) expense)	—	—	0.01	—
Fixed asset impairments		Other charges (income)	—	0.01	—	0.01
Loss from the extinguishment of Silver Lake Convertible Debt		Other (income) expense	—	—	—	3.42
Gain on Hytera litigation		Other charges (income)	(0.37)	(0.36)	(0.93)	(0.36)
Total Non-GAAP adjustments before income taxes			$0.89	$0.60	$3.21	$6.26
Income tax expense on Non-GAAP adjustments			0.16	0.12	0.58	1.65
Total Non-GAAP adjustments after income taxes			0.73	0.48	2.63	4.61
Non-GAAP Earnings per share attributable to MSI			$4.59	$4.04	$15.38	$13.84

GAAP Diluted Weighted Average Common Shares			168.1	171.4	169.0	170.8
Adjusted for dilutive shares outstanding**			—	—	—	0.2
Non-GAAP Diluted Weighted Average Common Shares			168.1	171.4	169.0	171.0
*Indicates Non-GAAP Diluted EPS
** Under U.S. GAAP, the Silver Lake shares were considered anti-dilutive to earnings per share for the year ended December 31, 2024 and were excluded from the computation of GAAP diluted weighted average common shares and diluted earnings per share. The shares are considered dilutive for non-GAAP earnings per share for the year ended December 31, 2024 and an adjustment is reflected to include these shares for non-GAAP diluted earnings per share.

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Three Months Ended
	December 31, 2025			December 31, 2024
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$2,158	$1,222	$3,380	$1,949	$1,061	$3,010
Operating earnings	$588	$356	$944	$541	$273	$814
Above OE non-GAAP adjustments:
Intangible assets amortization expense	60	32	92	19	20	39
Share-based compensation expenses	59	21	80	46	17	63
Reorganization of business charges	11	4	15	12	5	17
Legal settlements	6	2	8	—	—	—
Acquisition-related transaction fees	1	3	4	1	7	8
Hytera-related legal expenses	3	—	3	31	—	31
Environmental reserve expense	1	1	2	2	—	2
Operating lease asset impairments	1	—	1	2	(1)	1
Fixed asset impairments	—	—	—	1	1	2
Gain on Hytera litigation	(63)	—	(63)	(61)	—	(61)
Total above-OE non-GAAP adjustments	79	63	142	53	49	102
Operating earnings after non-GAAP adjustments	$667	$419	$1,086	$594	$322	$916

Operating earnings as a percentage of net sales - GAAP	27.2%	29.1%	27.9%	27.8%	25.7%	27.0%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	30.9%	34.3%	32.1%	30.5%	30.3%	30.4%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Years Ended
	December 31, 2025			December 31, 2024
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$7,253	$4,429	$11,682	$6,883	$3,934	$10,817
Operating earnings ("OE")	$1,761	$1,227	$2,988	$1,676	$1,012	$2,688
Above OE non-GAAP adjustments:
Share-based compensation expenses	214	79	293	172	71	243
Intangible assets amortization expense	136	98	234	54	98	152
Acquisition-related transaction fees	55	11	66	4	16	20
Reorganization of business charges	42	18	60	32	6	38
Hytera-related legal expenses	34	—	34	45	—	45
Legal settlements	10	5	15	1	6	7
Operating lease asset impairments	2	—	2	5	1	6
Environmental reserve expense	1	1	2	2	—	2
Fixed asset impairments	—	—	—	1	1	2
Gain on Hytera litigation	(157)	—	(157)	(61)	—	(61)
Total above-OE non-GAAP adjustments	337	212	549	255	199	454
Operating earnings after non-GAAP adjustments	$2,098	$1,439	$3,537	$1,931	$1,211	$3,142

Operating earnings as a percentage of net sales - GAAP	24.3%	27.7%	25.6%	24.3%	25.7%	24.8%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	28.9%	32.5%	30.3%	28.1%	30.8%	29.0%

Non-GAAP-5

Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Revenue to Non-GAAP Organic Revenue
(In millions)

	Three Months Ended
	December 31, 2025	December 31, 2024	% Change
Net sales	$3,380	$3,010	12%
Non-GAAP adjustments:
Sales from acquisitions	188	—
Organic revenue	$3,192	$3,010	6%

	Years Ended
	December 31, 2025	December 31, 2024	% Change
Net sales	$11,682	$10,817	8%
Non-GAAP adjustments:
Sales from acquisitions	382	—
Organic revenue	$11,300	$10,817	4%